    Exhibit 99.1
CNH Industrial N.V. Reports First Quarter 2024 Results
First quarter consolidated revenue declined 10% on lower industry demand
First quarter diluted EPS at $0.31; adjusted diluted EPS at $0.33 ($0.35 in the first quarter of 2023)
First quarter Agriculture segment adjusted EBIT margin down 200 bps year-over-year to 12.5%; Construction up 150 bps to 6.7%
Cost reduction programs on track, helping to mitigate impact of slowing markets
Full-year guidance updated to reflect lower agriculture industry projections
Basildon, UK - May 2, 2024 - CNH Industrial N.V. (NYSE: CNHI) today reported results for the three months ended March 31, 2024, with net income of $402 million and diluted earnings per share of $0.31 compared with net income of $486 million and diluted earnings per share of $0.35 for the three months ended March 31, 2023. Consolidated revenues were $4.82 billion (down approximately 10% compared to Q1 2023) and Net sales of Industrial Activities were $4.13 billion (down approximately 14% compared to Q1 2023). Net cash used in operating activities was $894 million and Industrial Free Cash Flow absorption was $1,209 million in Q1.
“The CNH team navigated a declining market environment in the first quarter, as lower industry demand persisted especially in South America and Europe. Anticipating these headwinds, we are continuing to improve what we can control – production efficiency, disciplined commercial execution, judicious SG&A reductions, and thoughtful product and technology investments. As always, the team is meeting challenges head-on and working diligently to deliver solutions for our customers. I would like to thank our employees and dealers for their unwavering support of the world’s farmers and builders.”
Scott W. Wine, Chief Executive Officer

2024 First Quarter Results
(all amounts $ million, comparison vs Q1 2023 - unless otherwise stated)

US-GAAP
	Q1 2024	Q1 2023	Change	Change at c.c.(1)
Consolidated revenue	4,818	5,342	(10)%	(10)%
of which Net sales of Industrial Activities	4,131	4,776	(14)%	(14)%
Net income	402	486	(17)%
Diluted EPS $	0.31	0.35	(0.04)
Cash flow used in operating activities	(894)	(701)	(193)
Cash and cash equivalents(2)	3,236	4,322	(1,086)
Gross profit margin of Industrial Activities	22.7%	24.4%	(170) bps

NON-GAAP(3)
	Q1 2024	Q1 2023	Change
Adjusted EBIT of Industrial Activities	405	555	(150)
Adjusted EBIT margin of Industrial Activities	9.8%	11.6%	(180) bps
Adjusted net income	421	475	(54)
Adjusted diluted EPS $	0.33	0.35	(0.02)
Free cash flow of Industrial Activities	(1,209)	(673)	(536)
Net sales of Industrial Activities were $4.13 billion, a decrease of 14% when compared to the corresponding period from the previous year. This decline is mainly due to lower industry demand and dealer inventory management. Price realization continued to be favorable for Agriculture and essentially flat for Construction.
In Q1 2024, Net income was $402 million, with diluted earnings per share of $0.31 ($486 million and $0.35, respectively, in Q1 2023). Adjusted net income was $421 million with adjusted diluted earnings per share of $0.33. In comparison, in Q1 2023, adjusted net income was $475 million with adjusted diluted earnings per share of $0.35.
Gross profit margin of Industrial Activities was 22.7% (24.4% in Q1 2023). The decrease was driven by the Agriculture segment, whose margin was impacted by lower production volumes only partially compensated by price realization and production cost efficiencies. Construction gross profit margin increased across all regions for an aggregate improvement of 150 basis points.

Reported income tax expense was $77 million ($173 million in Q1 2023), and the effective tax rate (ETR) was 19.2% (27.6% in Q1 2023) with an adjusted ETR(3) of 19.4% for the first quarter of 2024 (27.9% in Q1 2023). The Company now forecasts full year 2024 adjusted ETR to be in the range of 24-26%.
Cash flow used in operating activities in the quarter was $894 million ($701 million in Q1 2023). Free cash flow absorption of Industrial Activities was $1,209 million mainly due to seasonal inventory growth. Consolidated third party debt was $27.8 billion as of March 31, 2024 ($27.3 billion as of December 31, 2023).
The Company’s restructuring program continues to progress according to plan, and CNH expects a run rate reduction of 10-15% on total labor and non-labor SG&A expenses. The Company has incurred a total of $78 million of restructuring charges through Q1 2024, of which $53 million was in 2023, and expects to incur up to $200 million in total.

Agriculture
	Q1 2024	Q1 2023	Change	Change at c.c.(1)
Net sales ($ million)	3,373	3,927	(14)%	(15)%
Adjusted EBIT ($ million)	421	570	(149)
Adjusted EBIT margin	12.5%	14.5%	(200) bps
In North America, industry volume was down 15% year-over-year in the first quarter for tractors under 140 HP and was down 2% for tractors over 140 HP; combines were down 17%. In Europe, Middle East and Africa (EMEA), tractor and combine demand was down 15% and down 24%, respectively. South America tractor demand was down 18% and combine demand was down 40% continuing the negative trend of the second half of 2023. Asia Pacific tractor demand was down 12% while combine demand was up 16% in the region as a whole, but down 22% in Australia and New Zealand.
Agriculture net sales decreased for the quarter by 14% to $3.37 billion primarily due to lower industry volume across all regions and dealer inventory management, partially offset by favorable price realization.
Gross profit margin was 23.8% (26.2% in Q1 2023) down 240 bps as a result of lower production volume and unfavorable mix; partially offset by improved price realization, along with lower purchasing and manufacturing costs.
Adjusted EBIT decreased to $421 million ($570 million in Q1 2023) driven by the lower volumes, partially offset by improved purchasing and manufacturing costs, and a continued reduction in SG&A expenses. R&D investments accounted for 6.0% of sales (5.3% in Q1 2023). Income from unconsolidated subsidiaries increased $42 million year-over-year. Adjusted EBIT margin was 12.5% (14.5% in Q1 2023).

Construction
	Q1 2024	Q1 2023	Change	Change at c.c.(1)
Net sales ($ million)	758	849	(11)%	(11)%
Adjusted EBIT ($ million)	51	44	+7
Adjusted EBIT margin	6.7%	5.2%	+150 bps
Global industry volume for construction equipment decreased 1% year-over-year in the first quarter for Heavy construction equipment; Light construction equipment was down 8%. Aggregated demand decreased 14% in EMEA, decreased 6% in North America, decreased 10% in South America and increased 3% in Asia Pacific.
CNH Construction net sales decreased for the quarter by 11% to $758 million, due to lower volume across all regions driven mainly by lower market demand.
Gross profit margin was 17.4%, up 150 bps compared to Q1 2023, mainly due to better purchasing and manufacturing costs, partially offset by unfavorable mix.
Adjusted EBIT was $51 million, an increase of $7 million from $44 million in Q1 2023, as a result of improved product costs and lower SG&A expenses, partially offset by the lower volumes. Adjusted EBIT margin at 6.7% increased by 150 bps year-over-year.

Financial Services
	Q1 2024	Q1 2023	Change	Change at c.c.(1)
Revenue ($ million)	685	549	+25%	+23%
Net income ($ million)	118	78	+40
Equity at quarter-end ($ million)	2,813	2,346	+467
Retail loan originations ($ million)	2,504	2,249	+11%
Revenues of Financial Services increased 25% due to favorable volumes and yields across all regions, partially offset by lower used equipment sales due to decreased operating lease maturities.
Net income was $118 million in the first quarter of 2024, an increase of $40 million compared to the same quarter of 2023, primarily due to favorable volumes in all regions, margin improvement in South America, and a favorable effective tax rate due to discrete items in the quarter; partially offset by increased risk costs due to higher aged delinquencies in South America.
The managed portfolio (including unconsolidated joint ventures) was $28.7 billion as of March 31, 2024 (of which retail was 65% and wholesale was 35%), up $4.2 billion compared to March 31, 2023 (up $4.3 billion on a constant currency basis).
At March 31, 2024, the receivables balance greater than 30 days past due as a percentage of receivables was 1.7% (1.4% as of March 31, 2023).
2024 Outlook
The Company forecasts that 2024 global industry retail sales will be lower in both the agriculture and construction equipment markets when compared to 2023. In the aggregate for key markets where the Company competes, CNH previously estimated agriculture industry retail sales to be down between 10-15% but now projects industry volumes down approximately 15%, at the low end of the previous range. Construction equipment industry retail sales are still expected to be down around 10% when compared to 2023.
CNH is continuing its efforts to improve through-cycle margins with its previously announced cost reduction programs focused on product costs and SG&A expenses. Both programs are progressing as planned and are expected to partially offset the impact of the lower industry demand.
As a result of the lower agriculture industry sales projections, the Company is updating its 2024 outlook as follows:
•Agriculture segment net sales(5) down between 11% and 15% year-over-year including currency translation effects (from down 8% to 12% previously)
•Agriculture segment adjusted EBIT margin between 13.5% and 14.5% (from between 14.0% and 15.0% previously)
•Construction segment net sales(5) down between 7% and 11% year-over-year including currency translation effects (unchanged)
•Construction segment adjusted EBIT margin between 5.0% and 6.0% (unchanged)
•Free Cash Flow of Industrial Activities(6) between $1.1 and $1.3 billion (from between $1.2 to $1.4 billion previously)
•Adjusted diluted EPS(6) between $1.45 to $1.55 (from between $1.50 to $1.60 previously)

Notes
CNH reports quarterly and annual consolidated financial results under U.S. GAAP and annual consolidated financial results under EU-IFRS. The tables and discussion related to the financial results of the Company and its segments shown in this press release are prepared in accordance with U.S. GAAP.

1.c.c. means at constant currency.
2.Comparison vs. December 31, 2023
3.This item is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Information” section of this press release for information regarding non-GAAP financial measures. Refer to the specific table in the “Other Supplemental Financial Information” section of this press release for the reconciliation between the non-GAAP financial measure and the most comparable GAAP financial measure.
4.Certain financial information in this report has been presented by geographic area. Our geographical regions are: (a) North America; (b) Europe, Middle East and Africa (“EMEA”); (c) South America and (d) Asia Pacific. The geographic designations have the following meanings:
a.North America: United States, Canada, and Mexico;
b.Europe, Middle East, and Africa: member countries of the European Union, European Free Trade Association, the United Kingdom, Ukraine and Balkans, Russia, Turkey, Uzbekistan, Pakistan, the African continent, and the Middle East;
c.South America: Central and South America, and the Caribbean Islands; and
d.Asia Pacific: Continental Asia (including the India subcontinent), Indonesia and Oceania.
5.    Net sales reflecting the exchange rate of 1.09 EUR/USD.
6.    The Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Financial Information
CNH monitors its operations through the use of several non-GAAP financial measures. CNH’s management believes that these non-GAAP financial measures provide useful and relevant information regarding its operating results and enhance the readers’ ability to assess CNH’s financial performance and financial position. Management uses these non-GAAP measures to identify operational trends, as well as make decisions regarding future spending, resource allocations and other operational decisions as they provide additional transparency with respect to our core operations. These non-GAAP financial measures have no standardized meaning under U.S. GAAP and are unlikely to be comparable to other similarly titled measures used by other companies and are not intended to be substitutes for measures of financial performance and financial position as prepared in accordance with U.S. GAAP.
CNH’s non-GAAP financial measures are defined as follows:
•Adjusted EBIT of Industrial Activities under U.S. GAAP is defined as net income (loss) before the following items: Income taxes, Financial Services’ results, Industrial Activities’ interest expenses, net, foreign exchange gains/losses, finance and non-service component of pension and other post-employment benefit costs, restructuring expenses, and certain non-recurring items. In particular, non-recurring items are specifically disclosed items that management considers rare or discrete events that are infrequent in nature and not reflective of on-going operational activities.
•Adjusted EBIT Margin of Industrial Activities: is computed by dividing Adjusted EBIT of Industrial Activities by Net Sales of Industrial Activities.
•Adjusted Net Income (Loss): is defined as net income (loss), less restructuring charges and non-recurring items, after tax.
•Adjusted Diluted EPS: is computed by dividing Adjusted Net Income (loss) attributable to CNH Industrial N.V. by a weighted average number of common shares outstanding during the period that takes into consideration potential common shares outstanding deriving from the CNH share-based payment awards, when inclusion is not anti-dilutive. When we provide guidance for adjusted diluted EPS, we do not provide guidance on an earnings per share basis because the GAAP measure will include potentially significant items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end.
•Adjusted Income Tax (Expense) Benefit: is defined as income taxes less the tax effect of restructuring expenses and non-recurring items, and non-recurring tax charges or benefits.

•Adjusted Effective Tax Rate (Adjusted ETR): is computed by dividing a) adjusted income taxes by b) income (loss) before income taxes and equity in income of unconsolidated subsidiaries and affiliates, less restructuring expenses and non-recurring items.
•Net Cash (Debt) and Net Cash (Debt) of Industrial Activities: Net Cash (Debt) is defined as total debt less intersegment notes receivable, cash and cash equivalents, restricted cash, other current financial assets (primarily current securities, short-term deposits and investments towards high-credit rating counterparties) and derivative hedging debt. CNH provides the reconciliation of Net Cash (Debt) to Total (Debt), which is the most directly comparable measure included in the consolidated balance sheets. Due to different sources of cash flows used for the repayment of the debt between Industrial Activities and Financial Services (by cash from operations for Industrial Activities and by collection of financing receivables for Financial Services), management separately evaluates the cash flow performance of Industrial Activities using Net Cash (Debt) of Industrial Activities.
•Free Cash Flow of Industrial Activities (or Industrial Free Cash Flow): refers to Industrial Activities only, and is computed as consolidated cash flow from operating activities less: cash flow from operating activities of Financial Services; investments of Industrial Activities in assets sold under operating leases, property, plant and equipment and intangible assets; change in derivatives hedging debt of Industrial Activities; as well as other changes and intersegment eliminations.
•Change excl. FX or Constant Currency: CNH discusses the fluctuations in revenues on a constant currency basis by applying the prior year average exchange rates to current year’s revenues expressed in local currency in order to eliminate the impact of foreign exchange rate fluctuations.
The tables attached to this press release provide reconciliations of the non-GAAP measures used in this press release to the most directly comparable GAAP measures.
Forward-looking Statements
All statements other than statements of historical fact contained in this press release including competitive strengths; business strategy; future financial position or operating results; budgets; projections with respect to revenue, income, earnings (or loss) per share, capital expenditures, dividends, liquidity, capital structure or other financial items; costs; and plans and objectives of management regarding operations and products, are forward-looking statements. Forward-looking statements also include statements regarding the future performance of CNH and its subsidiaries on a standalone basis. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “estimate”, “anticipate”, “believe”, “outlook”, “continue”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “prospects”, “plan”, or similar terminology. Forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside our control and are difficult to predict. If any of these risks and uncertainties materialize (or they occur with a degree of severity that the Company is unable to predict) or other assumptions underlying any of the forward-looking statements prove to be incorrect, including any assumptions regarding strategic plans, the actual results or developments may differ materially from any future results or developments expressed or implied by the forward-looking statements.
Factors, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others: economic conditions in each of our markets, including the significant uncertainty caused by geopolitical events; production and supply chain disruptions, including industry capacity constraints, material availability, and global logistics delays and constraints; the many interrelated factors that affect consumer confidence and worldwide demand for capital goods and capital goods-related products, changes in government policies regarding banking, monetary and fiscal policy; legislation, particularly pertaining to capital goods-related issues such as agriculture, the environment, debt relief and subsidy program policies, trade and commerce and infrastructure development; government policies on international trade and investment, including sanctions, import quotas, capital controls and tariffs; volatility in international trade caused by the imposition of tariffs, sanctions, embargoes, and trade wars; actions of competitors in the various industries in which we compete; development and use of new technologies and technological difficulties; the interpretation of, or adoption of new, compliance requirements with respect to engine emissions, safety or other aspects of our products; labor relations; interest rates and currency exchange rates; inflation and deflation; energy prices; prices for agricultural commodities and material price increases; housing starts and other construction activity; our ability to obtain financing or to refinance existing debt; price pressure on new and used equipment; the resolution of pending litigation and investigations on a wide range of topics, including dealer and supplier litigation, intellectual property rights disputes, product warranty and defective product claims, and emissions and/or fuel economy regulatory and contractual issues; security breaches, cybersecurity attacks, technology failures, and other disruptions to the information technology infrastructure of CNH and its suppliers and dealers; security breaches with respect to our products; our pension plans and other post-employment obligations; political and civil unrest; volatility and deterioration of capital and financial markets, including pandemics (such as the COVID-19 pandemic), terrorist attacks in Europe and elsewhere; the remediation of a material weakness; our ability to realize the anticipated benefits from our business initiatives as part of our strategic plan; including targeted restructuring actions to optimize our cost structure and improve the efficiency of our operations; our failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures, strategic alliances or divestitures and other similar risks and uncertainties, and our success in managing the risks involved in the foregoing.

Forward-looking statements are based upon assumptions relating to the factors described in this press release, which are sometimes based upon estimates and data received from third parties. Such estimates and data are often revised. Actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are outside CNH’s control. CNH expressly disclaims any intention or obligation to provide, update or revise any forward-looking statements in this announcement to reflect any change in expectations or any change in events, conditions or circumstances on which these forward-looking statements are based.
Further information concerning CNH, including factors that potentially could materially affect its financial results, is included in the Company’s reports and filings with the U.S. Securities and Exchange Commission ("SEC").
All future written and oral forward-looking statements by CNH or persons acting on the behalf of CNH are expressly qualified in their entirety by the cautionary statements contained herein or referred to above.
Additional factors could cause actual results to differ from those expressed or implied by the forward-looking statements included in the Company’s filings with the SEC (including, but not limited to, the factors discussed in our 2023 Annual Report and subsequent quarterly reports).
Conference Call and Webcast
Today, at 9:00 a.m. EDT (2:00 p.m. BST / 3:00 p.m. CEST), management will hold a conference call to present first quarter 2024 results to financial analysts and investors. The call can be followed live online at https://bit.ly/CNH_Q1_2024 and a recording will be available later on the Company’s website www.cnh.com. A presentation will be made available on the CNH website prior to the conference call.
CONTACTS
Media Inquiries – Laura Overall Tel +44 207 925 1964 or Rebecca Fabian Tel +1 312 515 2249
(Email mediarelations@cnh.com)

Investor Relations – Jason Omerza Tel +1 630 740 8079 or Federico Pavesi Tel +39 345 605 6218
(Email investor.relations@cnh.com)

CNH INDUSTRIAL N.V.
Consolidated Statements of Operations for the Three Months Ended March 31, 2024 and 2023
(Unaudited, U.S. GAAP)

	Three Months Ended March 31,
($ million)	2024	2023
Revenues
Net sales	4,131	4,776
Finance, interest and other income	687	566
Total Revenues	4,818	5,342
Costs and Expenses
Cost of goods sold	3,195	3,611
Selling, general and administrative expenses	411	438
Research and development expenses	228	231
Restructuring expenses	31	1
Interest expense	394	272
Other, net	157	163
Total Costs and Expenses	4,416	4,716

Income (loss) of Consolidated Group before Income Taxes	402	626
Income tax (expense) benefit	(77)	(173)
Equity in income (loss) of unconsolidated subsidiaries and affiliates	77	33
Net Income (loss)	402	486
Net income attributable to noncontrolling interests	1	4
Net Income (loss) attributable to CNH Industrial N.V.	401	482

Earnings (loss) per share attributable to CNH Industrial N.V.
Basic	0.32	0.36
Diluted	0.31	0.35
Weighted average shares outstanding (in millions)
Basic	1,260	1,342
Diluted	1,274	1,359

Cash dividends declared per common share	—	—

These Consolidated Statements of Operations should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the Year Ended December 31, 2023 included in the Annual Report on Form 10-K. These Consolidated Statements of Operations represent the consolidation of all CNH Industrial N.V. subsidiaries.

CNH INDUSTRIAL N.V.
Consolidated Balance Sheets as of March 31, 2024 and December 31, 2023
(Unaudited, U.S. GAAP)

($ million)	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	3,236	4,322
Restricted cash	723	723
Financing receivables, net	24,120	24,249
Financial receivables from Iveco Group N.V.	230	380
Inventories, net	6,189	5,545
Property, plant and equipment, net and equipment under operating lease	3,277	3,330
Intangible assets, net	4,868	4,906
Other receivables and assets	3,083	2,896
Total Assets	45,726	46,351
Liabilities and Equity
Debt	27,780	27,326
Financial payables to Iveco Group N.V.	70	146
Other payables and liabilities	9,864	10,645
Total Liabilities	37,714	38,117
Redeemable noncontrolling interest	57	54
Equity	7,955	8,180
Total Liabilities and Equity	45,726	46,351

These Consolidated Balance Sheets should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the year ended December 31, 2023 included in the Annual Report on Form 10-K. These Consolidated Balance Sheets represent the consolidation of all CNH Industrial N.V. subsidiaries.

CNH INDUSTRIAL N.V.
Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2024 and 2023
(Unaudited, U.S. GAAP)

	Three Months Ended March 31,
($ million)	2024	2023
Cash Flows from Operating Activities
Net income (loss)	402	486
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization expense excluding assets under operating lease	103	86
Depreciation and amortization expense of assets under operating lease	45	46
(Gain) loss from disposal of assets	—	6
Undistributed (income) loss of unconsolidated subsidiaries	(77)	9
Other non-cash items	57	32
Changes in operating assets and liabilities:
Provisions	(39)	113
Deferred income taxes	(18)	(52)
Trade and financing receivables related to sales, net	(22)	(355)
Inventories, net	(681)	(1,057)
Trade payables	(332)	172
Other assets and liabilities	(332)	(187)
Net cash provided (used) by operating activities	(894)	(701)
Cash Flows from Investing Activities
Additions to retail receivables	(1,769)	(1,601)
Collections of retail receivables	1,476	1,376
Proceeds from sale of assets, net of assets sold under operating leases	—	—
Expenditures for property, plant and equipment and intangible assets, net of assets under operating lease	(96)	(90)
Expenditures for assets under operating lease	(106)	(107)
Other, net	76	(327)
Net cash provided (used) by investing activities	(419)	(749)
Cash Flows from Financing Activities
Net increase (decrease) in debt	901	375
Dividends paid	(1)	(1)
Other	(581)	(71)
Net cash provided (used) by financing activities	319	303
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(92)	23
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,086)	(1,124)
Cash, cash equivalents and restricted cash, beginning of year	5,045	5,129
Cash, cash equivalents and restricted cash, end of period	3,959	4,005

These Consolidated Statements of Cash Flow should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the year ended December 31, 2023 included in the Annual Report on Form 10-K. These Consolidated Statements of Cash Flows represent the consolidation of all CNH Industrial N.V. subsidiaries.

CNH INDUSTRIAL N.V.
Supplemental Statements of Operations for the Three Months Ended March 31, 2024 and 2023
(Unaudited, U.S. GAAP)

	Three Months Ended March 31, 2024					Three Months Ended March 31, 2023
($ million)	Industrial Activities(1)	Financial Services	Eliminations		Consolidated	Industrial Activities(1)	Financial Services	Eliminations		Consolidated
Revenues
Net sales	4,131	—	—		4,131	4,776	—	—		4,776
Finance, interest and other income	42	685	(40)	(2)	687	57	549	(40)	(2)	566
Total Revenues	4,173	685	(40)		4,818	4,833	549	(40)		5,342
Costs and Expenses
Cost of goods sold	3,195	—	—		3,195	3,611	—	—		3,611
Selling, general and administrative expenses	342	69	—		411	387	51	—		438
Research and development expenses	228	—	—		228	231	—	—		231
Restructuring expenses	30	1	—		31	1	—	—		1
Interest expense	74	360	(40)	(3)	394	61	251	(40)	(3)	272
Other, net	34	123	—		157	20	143	—		163
Total Costs and Expenses	3,903	553	(40)		4,416	4,311	445	(40)		4,716
Income (loss) of Consolidated Group before Income Taxes	270	132	—		402	522	104	—		626
Income tax (expense) benefit	(58)	(19)	—		(77)	(144)	(29)	—		(173)
Equity in income (loss) of unconsolidated subsidiaries and affiliates	72	5	—		77	30	3	—		33
Net Income (loss)	284	118	—		402	408	78	—		486
(1)    Industrial Activities represents the enterprise without Financial Services. Industrial Activities includes the Company’s Agriculture and Construction segments, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.
(2)     Elimination of Financial Services’ interest income earned from Industrial Activities.
(3)    Elimination of Industrial Activities’ interest expense to Financial Services.

CNH INDUSTRIAL N.V.
Supplemental Balance Sheets as of March 31, 2024 and December 31, 2023
(Unaudited, U.S. GAAP)

	March 31, 2024					December 31, 2023
($ million)	Industrial Activities(1)	Financial Services	Eliminations		Consolidated	Industrial Activities(1)	Financial Services	Eliminations		Consolidated
Assets
Cash and cash equivalents	2,666	570	—		3,236	3,532	790	—		4,322
Restricted cash	94	629	—		723	96	627	—		723
Financing receivables, net	281	24,327	(488)	(2)	24,120	393	24,539	(683)	(2)	24,249
Financial receivables from Iveco Group N.V.	188	42	—		230	302	78	—		380
Inventories, net	6,161	28	—		6,189	5,522	23	—		5,545
Property, plant and equipment, net and equipment on operating lease	1,934	1,343	—		3,277	1,951	1,379	—		3,330
Intangible assets, net	4,704	164	—		4,868	4,739	167	—		4,906
Other receivables and assets	2,882	528	(327)	(3)	3,083	2,706	536	(346)	(3)	2,896
Total Assets	18,910	27,631	(815)		45,726	19,241	28,139	(1,029)		46,351
Liabilities and Equity
Debt	5,109	23,305	(634)	(2)	27,780	4,433	23,721	(828)	(2)	27,326
Financial Payables to Iveco Group N.V.	4	66	—		70	6	140	—		146
Other payables and liabilities	8,598	1,447	(181)	(3)	9,864	9,357	1,489	(201)	(3)	10,645
Total Liabilities	13,711	24,818	(815)		37,714	13,796	25,350	(1,029)		38,117
Redeemable noncontrolling interest	57	—	—		57	54	—	—		54
Equity	5,142	2,813	—		7,955	5,391	2,789	—		8,180
Total Liabilities and Equity	18,910	27,631	(815)		45,726	19,241	28,139	(1,029)		46,351
(1)    Industrial Activities represents the enterprise without Financial Services. Industrial Activities includes the Company’s Agriculture and Construction segments, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.
(2)     This item includes the elimination of receivables/payables between Industrial Activities and Financial Services.
(3)    This item primarily represents the reclassification of deferred tax assets/liabilities in the same taxing jurisdiction and elimination of intercompany activity between Industrial Activities and Financial Services.

CNH INDUSTRIAL N.V.
Supplemental Statements of Cash Flows for the Three Months Ended March 31, 2024 and 2023
(Unaudited, U.S. GAAP)

	Three Months Ended March 31, 2024					Three Months Ended March 31, 2023
($ million)	Industrial Activities(1)	Financial Services	Eliminations		Consolidated	Industrial Activities(1)	Financial Services	Eliminations		Consolidated
Cash Flows from Operating Activities
Net income (loss)	284	118	—		402	408	78	—		486
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization expense excluding assets under operating lease	102	1	—		103	85	1	—		86
Depreciation and amortization expense of assets under operating lease	2	43	—		45	1	45	—		46
(Gain) loss from disposal of assets, net	—	—	—		—	6	—	—		6
Undistributed (income) loss of unconsolidated subsidiaries	(12)	(5)	(60)	(2)	(77)	12	(3)	—		9
Other non-cash items, net	20	37	—		57	14	18	—		32
Changes in operating assets and liabilities:
Provisions	(40)	1	—		(39)	114	(1)	—		113
Deferred income taxes	17	(35)	—		(18)	(56)	4	—		(52)
Trade and financing receivables related to sales, net	(25)	6	(3)	(3)	(22)	9	(365)	1		(355)
Inventories, net	(761)	80	—		(681)	(1,150)	93	—		(1,057)
Trade payables	(307)	(28)	3	(3)	(332)	203	(31)	—		172
Other assets and liabilities	(372)	40	—		(332)	(189)	3	(1)	(3)	(187)
Net cash provided (used) by operating activities	(1,092)	258	(60)		(894)	(543)	(158)	—		(701)
Cash Flows from Investing Activities
Additions to retail receivables	—	(1,769)	—		(1,769)	—	(1,601)	—		(1,601)
Collections of retail receivables	—	1,476	—		1,476	—	1,376	—		1,376
Proceeds from sale of assets excluding assets sold under operating leases	—	—	—		—	—	—	—		—
Expenditures for property, plant and equipment and intangible assets excluding assets under operating lease	(96)	—	—		(96)	(90)	—	—		(90)
Expenditures for assets under operating lease	(4)	(102)	—		(106)	(4)	(103)	—		(107)
Other, net	123	(46)	(1)		76	(345)	18	—		(327)
Net cash provided (used) by investing activities	23	(441)	(1)		(419)	(439)	(310)	—		(749)
Cash Flows from Financing Activities
Net increase (decrease) in debt	853	48	—		901	20	355	—		375
Dividends paid	(1)	(60)	60	(2)	(1)	(1)	—	—		(1)
Other	(581)	(1)	1		(581)	(71)	—	—		(71)
Net cash provided (used) by financing activities	271	(13)	61		319	(52)	355	—		303
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(70)	(22)	—		(92)	23	—	—		23
Net increase (decrease) in cash and cash equivalents	(868)	(218)	—		(1,086)	(1,011)	(113)	—		(1,124)
Cash and cash equivalents, beginning of year	3,628	1,417	—		5,045	3,960	1,169	—		5,129
Cash and cash equivalents, end of period	2,760	1,199	—		3,959	2,949	1,056	—		4,005
(1)    Industrial Activities represents the enterprise without Financial Services. Industrial Activities includes the Company’s Agriculture and Construction segments, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.
(2)     This item includes the elimination of dividends from Financial Services to Industrial Activities, which are included in Industrial Activities net cash used in operating activities.
(3)     This item includes the elimination of certain minor activities between Industrial Activities and Financial Services.

Other Supplemental Financial Information
(Unaudited)

Adjusted EBIT of Industrial Activities by Segment
	Three Months Ended March 31,
($ million)	2024	2023
Industrial Activities segments
Agriculture	421	570
Construction	51	44
Unallocated items, eliminations and other	(67)	(59)
Total Adjusted EBIT of Industrial Activities	405	555

Reconciliation of Consolidated Net Income under U.S. GAAP to Adjusted EBIT of Industrial Activities
	Three Months Ended March 31,
($ million)	2024	2023
Net Income	402	486
Less: Consolidated income tax expense	(77)	(173)
Consolidated income before taxes	479	659
Less: Financial Services
Financial Services Net Income	118	78
Financial Services Income Taxes	19	29
Add back of the following Industrial Activities items:
Interest expense of Industrial Activities, net of Interest income and eliminations	32	4
Foreign exchange (gains) losses, net of Industrial Activities	—	6
Finance and non-service component of Pension and other post-employment benefit costs of Industrial Activities (1)	1	(1)
Adjustments for the following Industrial Activities items:
Restructuring expenses	30	1
Other discrete items(2)	—	(7)
Total Adjusted EBIT of Industrial Activities	405	555
(1) In the three months ended March 31, 2024 and 2023, this item includes the pre-tax gain of $6 million and $6 million as a result of the amortization over the 4 years of the $101 million positive impact from the 2021 modifications of a healthcare plan in the U.S.
(2) In the three months ended March 31, 2024 this item did not include any discrete items. In the three months ended March 31, 2023 this item included a gain of $13 million in relation to the fair value remeasurement of Augmenta and Bennamann, partially offset by a $6 million loss on the sale of our Russia Financial Services business.

Other Supplemental Financial Information
(Unaudited)

Reconciliation of Total (Debt) to Net Cash (Debt) under U.S. GAAP
	Consolidated		Industrial Activities		Financial Services
($ million)	March 31, 2024	December 31, 2023	March 31, 2024	December 31, 2023	March 31, 2024	December 31, 2023
Third party (debt)	(27,780)	(27,326)	(4,891)	(4,132)	(22,889)	(23,194)
Intersegment notes payable	—	—	(218)	(301)	(416)	(527)
Financial payables to Iveco Group N.V.	(70)	(146)	(4)	(6)	(66)	(140)
Total (Debt)(1)	(27,850)	(27,472)	(5,113)	(4,439)	(23,371)	(23,861)
Cash and cash equivalents	3,236	4,322	2,666	3,532	570	790
Restricted cash	723	723	94	96	629	627
Intersegment notes receivable	—	—	416	527	218	301
Financial receivables from Iveco Group N.V.	230	380	188	302	42	78
Derivatives hedging debt	(59)	(41)	(33)	(34)	(26)	(7)
Net Cash (Debt)(2)	(23,720)	(22,088)	(1,782)	(16)	(21,938)	(22,072)
(1)    Total (Debt) of Industrial Activities includes Intersegment notes payable to Financial Services of $218 million and $301 million as of March 31, 2024 and December 31, 2023, respectively. Total (Debt) of Financial Services includes Intersegment notes payable to Industrial Activities of $(416) million and $(527) million as of March 31, 2024 and December 31, 2023, respectively.
(2)     The net intersegment receivable/(payable) balance recorded by Financial Services relating to Industrial Activities was $(198) million and $(226) million as of March 31, 2024 and December 31, 2023, respectively.

Reconciliation of Net Cash Provided (Used) by Operating Activities to Free Cash Flow of Industrial Activities under U.S. GAAP
	Three Months Ended March 31,
($ million)	2024	2023
Net cash provided (used) by Operating Activities	(894)	(701)
Cash flows from Operating Activities of Financial Services, net of eliminations	(198)	158
Change in derivatives hedging debt of Industrial Activities and other	—	7
Investments in assets sold under operating lease assets of Industrial Activities	(4)	(4)
Investments in property, plant and equipment, and intangible assets of Industrial Activities	(96)	(90)
Other changes(1)	(17)	(43)
Free cash flow of Industrial Activities	(1,209)	(673)
(1)     This item primarily includes capital increases in intersegment investments and change in financial receivables.

Other Supplemental Financial Information
(Unaudited)

Reconciliation of Adjusted Net Income and Adjusted Income Tax (Expense) Benefit to Net Income (Loss) and Income Tax (Expense) Benefit and Calculation of Adjusted Diluted EPS and Adjusted ETR under U.S. GAAP

	Three Months Ended March 31,
($ million)	2024	2023
Net income (loss)	402	486
Adjustments impacting Income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates (a)	25	(12)
Adjustments impacting Income tax (expense) benefit (b)	(6)	1
Adjusted net income (loss)	421	475
Adjusted net income (loss) attributable to CNH Industrial N.V.	420	471
Weighted average shares outstanding – diluted (million)	1,274	1,359
Adjusted diluted EPS ($)	0.33	0.35

Income (loss) of Consolidated Group before income tax (expense) benefit	402	626
Adjustments impacting Income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates (a)	25	(12)
Adjusted income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates (A)	427	614

Income tax (expense) benefit	(77)	(173)
Adjustments impacting Income tax (expense) benefit (b)	(6)	1
Adjusted income tax (expense) benefit (B)	(83)	(172)

Adjusted Effective Tax Rate (Adjusted ETR) (C=B/A)	19.4%	27.9%

a) Adjustments impacting Income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates
Restructuring expenses	31	1
Pre-tax gain related to the 2021 modification of a healthcare plan in the U.S.	(6)	(6)
Loss on sale of Financial Services, Russia Operations	—	6
Investment fair value adjustments	—	(13)
Total	25	(12)

b) Adjustments impacting Income tax (expense) benefit
Tax effect of adjustments impacting Income (loss) before income tax (expense) benefit and equity in income of unconsolidated subsidiaries and affiliates	(6)	1
Adjustment to valuation allowances on deferred tax assets	—	—
Total	(6)	1